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                                  SUBSIDIARIES



Name Under Which Subsidiary Does Business         State of Incorporation
- -----------------------------------------         ----------------------

Ackerley Airport Advertising, Inc.                Washington

Ackerley Communications Group, Inc.               Washington

Cypress Broadcasting, Inc.                        Washington

KGET TV, Inc.                                     Washington

KJR Radio, Inc.                                   Washington

KKTV, Inc.                                        Washington

KVOS TV, Inc.                                     Washington

KVOS TV, Ltd.                                     British Columbia,
                                                  Canada

Seattle SuperSonics, Inc.                         Washington

TC Aviation, Inc.                                 Oregon

WIXT TV, Inc.                                     Washington